EXHIBIT 99.4

FOR IMMEDIATE RELEASE
Contacts:
Helena Smolders Motient Corporation
703/758-6122 Helena.smolders@motient.com
Jennifer Shields Hill and Knowlton
202/944-3373 jshields@hillandknowlton.com

                 COURT CONFIRMS MOTIENT PLAN OF REORGANIZATION;
                        COMPANY TO EMERGE FROM CHAPTER 11

RESTON, Va., April 26, 2002 - Motient Corporation today announced that the
United States Bankruptcy Court for the Eastern District of Virginia confirmed its amended joint Plan of reorganization. The Plan is expected to be effective on May 1, 2002.
As previously announced, the Company's bondholders will exchange their $335 million of senior notes for 25,000,000 shares of Motient's new common stock, or approximately 97 percent of the company (undiluted). Current holders of the Company's common stock will receive warrants for 5 percent of the new common stock (diluted) subject to certain exercise terms and conditions. Under the plan, all shares of common stock outstanding on April 26, 2002 will be cancelled.
Walter V. Purnell, Jr., president and CEO said, "We are extremely pleased to be emerging from these proceedings so quickly. The support we have received from our Bondholders has allowed us to move through this process with relative ease. We believe we have taken the steps needed to solidify Motient's financial position and can now focus on promoting our capabilities as a premium provider of advanced wireless data solutions to enterprises. We are especially proud of the fact that during these proceedings we were able to provide customers with the same high level of service they have come to expect of Motient. I would like to extend our deepest appreciation to our customers and business partners for their loyalty during this process. I would also like to extend my personal thanks to all of our employees who have worked so diligently during these past months to ensure the success of this process and the future of our company." About Motient Motient Corporation (www.motient.com) owns and operates the nation's largest two-way wireless data network - the MotientTM network - and provides a wide-range of mobile and Internet communications services principally to business-to-business customers and enterprises. The company provides eLinkSM and BlackBerryTM by Motient two-way wireless email services. Motient's wireless email services operate on the RIM 850 and RIM 857 Wireless HandheldsTM and Motient's MobileModem for the PalmTM V series handhelds. Motient serves a variety of markets including mobile professionals, telemetry, transportation and field service, offering coverage to all 50 states, Puerto Rico and the U.S. Virgin Islands.
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This release contains forward looking statements, including statements regarding
Motient's continuing operations and business, and Motient's future financial performance and condition. Factors that could cause actual results to differ materially from those in the forward looking statements in this news release include uncertainties associated with the restructuring process. Other factors are described in Motient Corporation's current report on Form 8-K dated March 4, 2002 (File No. 0-23044) and in Motient's annual report on Form 10-K for the year ended December 31, 2001 and its other periodic filings and reports with the Securities and Exchange Commission. Copies of such reports and filings are available upon request from Motient's Investor Relations Department.